Exhibit 10.1

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Sublease”) is made and entered into this 21st day of July, 2023 (the “Effective Date”), by and between NEUROCRINE BIOSCIENCES, INC., a Delaware corporation (hereinafter referred to as the “Sublandlord”) and VENTYX BIOSCIENCES, INC., a Delaware corporation (hereinafter referred to as the “Subtenant”) (together, the “Parties”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Amended and Restated Lease between KILROY REALTY, L.P., a Delaware limited partnership (as successor-in-interest to DMH Campus Investors, LLC) (the “Prime Landlord”) and Sublandlord, dated as of November 1, 2011 (the “Original Lease”), as amended by that certain First Amendment to Amended and Restated Lease dated June 5, 2017 (the “First Amendment”), that certain Second Amendment to Amended and Restated Lease dated October 12, 2017 (the “Second Amendment”), that certain Third Amendment to Amended and Restated Lease dated August 7, 2019 (the “Third Amendment”), that certain Letter Agreement dated September 14, 2020 (the “Letter Agreement”), that certain Fourth Amendment to Amended and Restated Lease dated March 25, 2021 (the “Fourth Amendment”), and that certain Fifth Amendment to Amended and Restated Lease dated May 22, 2023 (the “Fifth Amendment”) together with the Fourth Amendment, Letter Agreement, Third Amendment, Second Amendment and First Amendment and Original Lease, collectively, the “Prime Lease”), Sublandlord leases approximately 87,944 square feet of rentable area comprising the entire building having an address of 12790 El Camino Real, San Diego, California (the “12790 Building”) in addition to certain premises comprised of (i) 141,091 rentable square feet of space comprising the entirety of the building located at 12780 El Camino Real, San Diego, California, and (ii) 26,043 rentable square feet of space, commonly known as Suite 300, located on the third floor of the building located at 12770 El Camino Real, San Diego, California (together with the 12790 Building, collectively, the “Premises”).

WHEREAS, Subtenant desires to sublease from Sublandlord a portion of the Premises consisting of the entire second (2nd) floor of the 12790 Building as more particularly outlined on Exhibit A attached hereto and made a part hereof (being hereinafter referred to as the “Subleased Premises”), which the parties agree contains 35,016 square feet of rentable area, upon the terms and conditions set forth in this Sublease.

NOW, THEREFORE, for and in consideration set forth herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned Parties, and their successors and assigns, hereby agree as follows:

1. Basic Sublease Provisions. The information set forth in this section (the “Basic Sublease Provisions”) is intended to supplement and/or summarize the provisions set forth in the balance of this Sublease. Each reference in this Sublease to any of the terms set forth below shall mean the respective information set forth next to such term as amplified, construed or supplemented by the particular Section(s) of the Sublease pertaining to such information.

Prime Landlord:	Kilroy Realty, L.P.

Prime Landlord’s Address for Notices:	As per Prime Lease

Sublandlord:	Neurocrine Biosciences, Inc.

Sublandlord’s Address for Notices:	12780 El Camino Real San Diego, CA 92130 Attn: Chief Financial Officer

with copies to:

12780 El Camino Real

San Diego, CA 92130

Attn: Corporate Secretary

And:

Cooley LLP

11951 Freedom Drive, Suite 1400

Reston, Virginia 20190

Attn: John G. Lavoie, Esq.

Email: jlavoie@cooley.com

Subtenant:	Ventyx Biosciences, Inc.

Subtenant’s Address for Notices:	Prior to the Commencement Date: 662 Encinitas Boulevard Suite 250 Encinitas, CA 92024 Attn: Chief Business Officer After the Commencement Date: At the Premises Attn: Chief Business Officer

Subleased Premises:	The second (2nd) floor of the 12790 Building (herein defined), as more particularly outlined on Exhibit A, consisting of approximately 35,016 rentable square feet of space

12790 Building:	12790 El Camino Real, San Diego, California

Base Rent:	Initially Four and 73/100 Dollars ($4.73) per rentable square foot for the Subleased Premises, totaling One Hundred Sixty-Five Thousand Six Hundred Twenty-Five and 68/100 Dollars ($165,625.68) per month and One Million Nine Hundred Eighty-Seven Thousand Five Hundred Eight and 16/100 Dollars ($1,987,508.16) annually, subject to adjustment as set forth in Section 6 herein

Security Deposit:	$475,000.00, subject to the terms of Section 8 herein

Commencement Date:	The latest to occur of (i) full execution and delivery of this Sublease, (ii) the date of Prime Landlord’s Consent (herein defined) and (iii) July 10, 2023.

Expiration Date:	July 31, 2031, as may be adjusted pursuant to Section 4(a) herein

Subtenant’s Insurance:	As specified for “Tenant” in Article 11 of the Prime Lease

2. Effectiveness Contingent Upon Prime Landlord’s Consent. Sublandlord and Subtenant expressly acknowledge and agree that this Sublease is subject to Prime Landlord’s written consent and that this Sublease shall not be effective unless and until Prime Landlord shall have consented in writing to this Sublease in a form reasonably satisfactory to Sublandlord and Subtenant (“Prime Landlord’s Consent”). Subtenant and Sublandlord hereby acknowledge and agree that the transaction contemplated by this Sublease shall in no circumstances be deemed an assignment of Sublandlord’s interest in the Prime Lease to Subtenant. Subtenant and Sublandlord each waive any right to assert that the Sublease constitutes an assignment of Sublandlord’s interest in the Prime Lease to Subtenant. In the event Sublandlord or Subtenant shall make any such assertion, the party which made such assertion shall indemnify and hold harmless the other party and Prime Landlord from and against any and all reasonable costs, expenses, losses, liabilities and claims (including, without limitation, attorneys’ fees) incurred by the other party and Prime Landlord in connection with such assertion.

3. Subleased Premises.

(a) Subject to the written consent of Prime Landlord, Sublandlord does hereby sublease to Subtenant, and Subtenant does hereby sublease from Sublandlord, for the Term (as defined herein) and upon the conditions hereinafter provided, the Subleased Premises, as outlined on the plan attached hereto and made a part hereof as Exhibit A. The Subleased Premises shall not be subject to remeasurement during the Term. Additionally, Subtenant is hereby granted the nonexclusive right to use the first floor common areas of the 12790 Building shown on Exhibit C hereto and the Common Area amenities of the 12790 Building and the Project (including the Common Amenity Space, as defined in the Third Amendment) to the extent of Sublandlord’s rights to use the same pursuant to the Prime Lease, in common with Sublandlord, other tenants of the 12790 Building and future subtenants of the Premises (collectively, the “Common Areas”), throughout the Term (herein defined). Subtenant covenants that its use of the Subleased Premises and Common Areas shall at all times comply with any and all terms, conditions and provisions of the Prime Lease and with any rules and regulations established by Prime Landlord or Sublandlord from time to time.

(b) Subtenant shall accept the Subleased Premises, upon and subject to the terms and conditions herein set forth, in its “as is, where is and with all faults” condition, broom clean, vacant except for the FF&E (defined below), but otherwise as existing on the date of this Sublease. Subtenant acknowledges that no representations, statements or warranties, express or implied, have been made by or on behalf of the Sublandlord with respect to the condition of the Subleased Premises, compliance with any laws, ordinances, statutes, or regulations, including, but not limited to, the Americans with Disabilities Act of 1991, 42 USC § 1201 et seq. and all regulations applicable thereto promulgated as of the date hereof (collectively “ADA”), or the use or occupation that may be made thereof, all of which are hereby expressly disclaimed by Sublandlord and waived by Subtenant, and that Sublandlord shall in no event whatsoever be liable for any latent defects in the Subleased Premises or in the equipment therein (except as otherwise provided herein); Sublandlord shall not be liable if Prime Landlord fails to consent to this Sublease prior to the Anticipated Commencement Date, and, except as otherwise provided herein, this Sublease shall not be void or voidable and Sublandlord shall not be deemed to be in default under this Sublease or otherwise liable to Subtenant for any claims, damages or liabilities in connection therewith and in such event Subtenant agrees to accept possession of the Subleased Premises at such time as Sublandlord is able to obtain Prime Landlord’s consent and tender possession of the Subleased Premises. Neither Prime Landlord nor Sublandlord shall have any obligation for completing any alterations, improvements, repairs or decorations to the Subleased Premises, or provide an allowance for the same, prior to the Commencement Date. Notwithstanding the foregoing, Subtenant represents that, to its knowledge, the Subleased Premises is in good, vacant, broom clean condition, and in compliance with all laws, and all building systems serving the Subleased Premises are in good operating condition.

(c) Subtenant shall have the right to use the furniture and equipment currently existing in the Subleased Premises, the inventory of which is listed on Exhibit D attached hereto and made a part hereof (the “FF&E”), during the Sublease Term at no additional cost to Subtenant. Subtenant shall accept the Furniture in its currently existing “as-is” condition and Sublandlord makes no representation or warranty regarding the condition of the FF&E or its suitability for Subtenant’s intended use. Subtenant shall use reasonable, good faith and diligent efforts to keep the FF&E in good condition and repair, and shall be responsible for repairing any damage which occurs to the FF&E during the Sublease Term and for replacing any lost or stolen items of FF&E. The FF&E shall remain the sole property of Sublandlord, provided, however, upon the Expiration Date or earlier termination of the Sublease, Subtenant shall purchase the FF&E in its “as is” condition from Sublandlord in consideration of the sum of $10.00 and other good and valuable consideration, and Sublandlord shall issue a bill of sale to Subtenant in the form attached hereto as Exhibit E, pursuant to which, Sublandlord shall convey to Subtenant all of Sublandlord’s right, title and interest in and to the FF&E. Upon transfer of title to the FF&E to Subtenant, the same shall be deemed to be the personal property of Subtenant and, except as otherwise agreed to in writing by Prime Landlord, Subtenant shall be responsible for the removal of the FF&E and shall repair all damage resulting from such removal. The obligations of Subtenant as herein provided shall survive the termination of this Sublease. Sublandlord shall provide the existing data cabling in its current condition so that Subtenant may set up its own phone/data network and access control for the Subleased Premises.

(d) ROFR. Subject to the terms hereof and Prime Landlord’s consent, from and after the date of this Sublease and expiring on July 31, 2025 (the “ROFR Period”), Subtenant shall have a one-time right of first refusal (the “ROFR”) with respect to Suite 100 within the 12790 Building as shown on Exhibit F (the “ROFR Space”) on the terms set forth in this Section 3(d). Sublandlord shall deliver written notice to Subtenant when Sublandlord receives a bona fide offer from a prospective third-party subtenant during the ROFR Period that Sublandlord is willing to accept for the ROFR Space (the “ROFR Notice”), which notice shall include all of the relevant business terms such as the rentable square feet and location of the ROFR Space, the rental rate and any other material business terms related thereto (“ROFR Terms”). Subtenant shall be required to exercise its right under this Section 3(d), if at all, with respect to all of the

ROFR Space upon the ROFR Terms. Within five (5) business days after Subtenant’s receipt of the ROFR Notice, Subtenant shall deliver to Sublandlord written notice (the “Acceptance Notice”) if Subtenant elects to sublease the ROFR Space on the ROFR Terms pursuant to this Section 3(d). If Subtenant elects to sublease the ROFR Space by timely delivering the Acceptance Notice, provided Prime Landlord has provided its written consent to Subtenant’s sublease of the ROFR Space, Subtenant shall be deemed to agree to expand the Subleased Premises to include the ROFR Space and to lease the ROFR Space on the ROFR Terms, and this Sublease shall be amended to reflect the terms of the ROFR Notice for the rental of the ROFR Space. If Subtenant fails to deliver an Acceptance Notice to Sublandlord within the required five (5) business day period, Subtenant shall have deemed to have waived its rights under this Section 3.4(d) with respect to the ROFR Space. Upon the expiration of the ROFR Period, this Section 3.4(d) shall automatically expire and be of no further force or effect. The rights contained in this Section 3.4(d) are personal to the Subtenant named in this Sublease (the “Original Subtenant”) and its Permitted Transferees and shall not be available to any assignee or sublessee other than a Permitted Transferee, and may be exercised only provided and on condition that this Sublease is in full force and effect. Notwithstanding anything to the contrary, Subtenant’s sublease of the ROFR Space shall be subject to Prime Landlord’s written consent, and Subtenant shall have no such Right of First Refusal, if: (i) an Event of Default has occurred and is then continuing at the time Sublandlord delivers the ROFR Notice; (ii) Subtenant has assigned the Sublease or Subtenant has subleased all or a part of the Sublease Premises (other than to a Permitted Transferee); (iii) Subtenant has failed to exercise properly this Right of First Refusal in a timely manner in strict accordance with the provisions of this Section 3.4(d); and (iv) the Sublease has been terminated earlier, pursuant to the terms and provisions of the Sublease.

(e) Expansion Option. Provided this Sublease is in full force and effect and subject to the terms hereof, Subtenant shall have the ongoing option (the “Expansion Option”) to expand into that certain space in the 12790 Building known as Suite 100 and shown on Exhibit F attached hereto (“Expansion Space”) upon all of the same terms and conditions as the Subleased Premises. In the event Subtenant wishes to exercise the Expansion Option, Subtenant shall provide Sublandlord with written notice of Subtenant’s desire to exercise of the Expansion Option (the “Expansion Notice”), and, provided the Expansion Option Conditions (defined below) are satisfied and Prime Landlord has provided its written consent, the Subleased Premises shall be expanded to include the Expansion Space, subject to the following: (1) the Base Rent payable for and other economic terms applicable to the Expansion Space shall be at the same Base Rent rate and upon the same economic terms (prorated as of the commencement date for such Expansion Space) then in effect for the Subleased Premises as of the commencement date for such Expansion Space and shall escalate at the same time and at the same rate as the Base Rent for the Subleased Premises; (2) Subtenant shall accept the Expansion Space vacant and broom clean, but otherwise in its “as is” condition; (3) the sublease term applicable to Expansion Space shall be coterminous with the Term for the Subleased Premises and (4) Base Rent for Expansion Space shall be subject to abatement on the same terms and conditions as provided in Section 6(d) below; provided that the length of the Abatement Period shall be prorated as of the commencement date for the Expansion Space based on the length of the Sublease Term as to the Expansion Space (e.g., if the Term of the Sublease as to the Expansion Premises is 60% of the original Term of this Sublease, then the Abatement Period for the Expansion Space shall be 4.2 months (60% of 7 months))and (5) provided Prime Landlord has provided its written consent, upon Subtenant’s exercise of the Expansion Option pursuant to this section, the parties shall execute an amendment to this Sublease reflecting the terms set forth herein. For purposes of this Sublease, the term “Expansion Option Conditions” shall mean: i) no Event of Default has occurred and is then continuing at the time Subtenant delivers the Expansion Notice; (ii) Subtenant has not assigned the Sublease nor subleased all or a part of the Sublease Premises (other than to a Permitted Transferee); (iii) Sublandlord did not deliver a ROFR Notice to Subtenant for which Subtenant did not provide an Acceptance Notice.

4. Term; Delivery Date.

(a) The term of this Sublease shall begin on the Commencement Date and expire at 5:00 p.m. PT on the Expiration Date (the “Term”), unless sooner terminated as hereinafter set forth or by operation of law. Notwithstanding the foregoing, the Term shall automatically terminate upon the expiration or earlier termination of the Prime Lease; provided, however, Subtenant’s obligations hereunder shall survive such termination if the same is due to Subtenant’s failure to comply with the terms of this Sublease and the Prime Lease. Upon the request of Sublandlord, Subtenant hereby agrees to execute a Declaration, substantially in the form attached hereto and incorporated herein as Exhibit G, to confirm the Commencement Date and other matters set forth thereon. Failure to execute said Declaration shall not be deemed a default hereunder nor affect the commencement or expiration of the Term or other matters described herein. For purposes of this Sublease, the term “Sublease Year” shall mean that period of twelve (12) full consecutive calendar months that commences on the Commencement Date, and each consecutive twelve (12) month period thereafter. The earliest such twelve-month period shall be referred to as the “First Sublease Year”, and each of the following Sublease Years shall similarly be numbered for identification purposes. Notwithstanding the foregoing, in the event Sublandlord is required to perform removal and restoration obligations to the Subleased Premises with respect to alterations or improvements made by Sublandlord on or before the Sublease Commencement Date pursuant to the terms of the Prime Lease, Sublandlord shall have the right to terminate this Sublease effective as of June 30, 2031 by written notice to Subtenant on or before January 1, 2031, and, following receipt of such notice, the Expiration Date of this Sublease shall be automatically be amended to mean June 30, 2031 without any further action by the parties.

(b) Early Access. Notwithstanding the foregoing, provided Subtenant has delivered to Sublandlord the Security Deposit and prepaid rent as required herein, commencing on (the “Early Access Date”) the later of (i) the Effective Date and (ii) the date Prime Landlord delivers its written consent to this Sublease, Subtenant shall have the right, at Subtenant’s own risk and expense, to access the Subleased Premises to install furniture, fixtures, cable/wiring and equipment and to otherwise prepare the Subleased Premises for occupancy, but not to conduct business; provided, however, that in all events, Subtenant’s access to and use of the Subleased Premises prior to the Commencement Date shall nevertheless be subject to all of the terms and conditions of this Sublease (except the payment of Rent), including (1) Subtenant shall have obtained and provided to Sublandlord evidence of the insurance required under this Sublease, and its contractors and vendors shall have obtained such liability, workmen’s compensation and other insurance as is reasonably acceptable to Sublandlord and Prime Landlord and as may be required by any governmental entities; (2) any alterations or modifications shall be performed in accordance with Article 8 of the Prime Lease; (3) during such early access, Subtenant shall not materially interfere with Sublandlord’s occupancy of the Premises; and (4) notwithstanding anything herein to the contrary, from and after the Early Access Date, Subtenant shall be responsible for janitorial and electricity costs for the Subleased Premises in accordance with the terms of this Sublease.

5. Use. Subtenant shall use and occupy the Subleased Premises solely for the permitted use in the Prime Lease and in accordance with all the terms and conditions of this Sublease and the Prime Lease, including without limitation the rules and regulations set forth in Exhibit C to the Prime Lease, and applicable laws and zoning regulations (the “Permitted Use”). Without the prior written consent of Prime Landlord and Sublandlord, the Subleased Premises will not be used for any other purposes.

6. Base Rent.

(a) Commencing on the Commencement Date and continuing thereafter throughout the Sublease Term, Subtenant shall pay monthly base rent (“Base Rent”) to Sublandlord in an initial amount equal to Four and 73/100 Dollars ($4.73) per rentable square foot for the Subleased Premises, totaling One Hundred Sixty Five Thousand Six Hundred Twenty-Five and 68/100 Dollars ($165,625.68) per month and One Million Nine Hundred Eighty-Seven Thousand Five Hundred Eight and 16/100 Dollars ($1,987,508.16) annually. On the first day of each subsequent Sublease Year of the Sublease Term, the

Base Rent shall increase by an amount equal to three percent (3%) as set forth in the rent chart below. Within two (2) business days of receipt of Prime Landlord’s consent to this Sublease, Subtenant shall deliver to Sublandlord (a) the first month’s Base Rent to Sublandlord, and (b) the Security Deposit (herein defined).

Sublease Year	Base Rent per Rentable Square Foot per Month	Annual Base Rent	Monthly Base Rent
1*	$4.73	$1,987,508.16	$165,625.68
2	$4.87	$2,047,133.40	$170,594.45
3	$5.02	$2,108,547.41	$175,712.28
4	$5.17	$2,171,803.83	$180,983.65
5	$5.32	$2,236,957.94	$186,413.16
6	$5.48	$2,304,066.68	$192,005.56
7	$5.65	$2,373,188.68	$197,765.72
8	$5.82	$2,444,384.34	$203,698.70

*	Subject to abatement as provided in Section 6(d) below.

(b) All payments of Rent (herein defined) shall be paid in lawful money of the United States, without notice, demand, set-off, abatement or deduction whatsoever, to Sublandlord at Sublandlord’s notice address, or, at Sublandlord’s election, via ACH or at such other place as Sublandlord may designate in writing, at the times and in the manner hereinafter specified. If the Term begins on a date other than on the first day of a month, or if the Term ends on a day other than the last day of the month, Base Rent for such partial month(s) shall be prorated on a per diem basis. Subtenant shall pay any such prorated Base Rent for the first month of the Term in advance on the Commencement Date.

(c) Any Rent past due shall be subject to a late fee and interest as set forth in Section 4.6 of the Prime Lease, as incorporated herein. Such late fee shall constitute Additional Rent (herein defined) and payable within ten (10) days after receipt of written demand therefor.

(d) Notwithstanding the foregoing, provided Subtenant is not in material default of this Sublease beyond notice and cure periods, Sublandlord agrees to abate the Base Rent for the Subleased Premises for the second (2nd) through seventh (7th) full calendar months of the Term (the “Abatement Period”). For purposes of clarity only, if the Commencement Date is July 10, 2023, Base Rent will be abated for the months of September 2023 through February 2024. If at any time during the Term, Subtenant causes an Event of Default (as hereinafter defined) and this Sublease is terminated due to said Event of Default, then the unamortized portion of the abated Base Rent shall become immediately due and payable from Subtenant to Sublandlord, which abated Base Rent shall be deemed to be amortized on a straight-line basis over the Term of the Sublease for the purpose of this clause. Subtenant shall be responsible for all janitorial and electricity costs for the Subleased Premises during the Abatement Period in accordance with the terms of this Sublease.

7. Additional Rent. Throughout the Term, Subtenant shall pay to Sublandlord, as additional rent, one hundred percent (100%) of all charges for any additional services provided to Subtenant and/or the Subleased Premises at the request of Subtenant or to the extent caused by Subtenant’s alterations to the Subleased Premises, including, but not limited to after-hours HVAC pursuant to Section 27 below; or any special and non-standard services requested by Subtenant in connection with its use and occupancy of the Subleased Premises. Sublandlord and Subtenant acknowledge and agree that Base Rent shall include utility costs for the Building Common Areas and Subtenant’s share of Operating Expenses and Taxes (as such terms are defined in the Prime Lease), but shall expressly exclude electricity and janitorial costs for the Subleased Premises, which shall be the sole responsibility of Subtenant. All sums other than the Base Rent payable by Subtenant under this Sublease shall be deemed “Additional Rent” (together with Base Rent, the “Rent”) and payable, except as otherwise set forth herein, within ten (10) days of receipt of an invoice or statement from Sublandlord. Subtenant’s obligation to pay Rent shall survive the termination of this Sublease. All electricity provided to the Subleased Premises (including, without limitation, electricity in order to power the heating, ventilation and air conditioning systems exclusively serving the Subleased Premises), shall be separately metered or sub-metered as of the Early Access Date. Subtenant shall make payments directly to the entity providing such electricity service to the Subleased Premises. Notwithstanding the foregoing, Sublandlord shall pay for the monthly charge for utility costs attributable to the Common Areas. Subtenant shall have use of and access to (at no additional cost or expense) its pro rata share of the 12790 Building’s infrastructure, including HVAC, water, gas, power, elevators, access controls, emergency generator and other equipment unique to the 12790 Building and project which has been designed to support the Subleased Premises.

8. Sublease Security.

(a) Subtenant shall deliver to Sublandlord, within two (2) business days of receipt of Prime Sublandlord’s Consent, an unconditional, clean, irrevocable letter of credit (the “L-C”) in the amount of Four Hundred Seventy-Five Thousand and No/100 Dollars ($475,000.00) (the “L-C Amount”), which L-C shall be issued by a money-center, solvent and nationally recognized bank (a bank which accepts deposits, maintains accounts, has a local San Diego, California office which will negotiate a letter of credit or will accept by facsimile draws (without presentation of the original L-C and any amendments thereto), and whose deposits are insured by the FDIC) reasonably acceptable to Sublandlord (such approved, issuing bank being referred to herein as the “Bank”), which Bank must have a Moody’s Professional Rating Service rating (“Moody’s Rating”) of not less than “A3” (or in the event such Moody’s Ratings are no longer available, a comparable rating from Standard and Poor’s Professional Rating Service) (collectively, the “Bank’s Credit Rating Threshold”). Subtenant shall pay all expenses, points and/or fees incurred by Subtenant in obtaining the L-C. Sublandlord agrees that Bank of America is an acceptable Bank as of the date of this Sublease and that the form of L-C attached hereto as Exhibit H is acceptable. The L-C shall (i) be irrevocable and unconditional, (ii) be maintained in effect, whether through renewal or extension, for the period commencing on the date of this Sublease and continuing until the date (the “L-C Expiration Date”) that is no less than sixty (60) days after the expiration of the Term, as the same may be extended, and if the Bank timely provides notice that the L-C shall expire, or if the terms of the L-C reflect a final expiry date prior to the L-C Expiration Date, Subtenant shall deliver a new L-C or certificate of renewal or extension to Sublandlord at least thirty (30) days prior to the expiration of the L-C then held by Sublandlord, without any action whatsoever on the part of Sublandlord, (iii) be fully assignable by Sublandlord, its successors and assigns, and (iv) permit partial draws and multiple presentations and drawings. Sublandlord shall have the right to draw down an amount up to the face amount of the L-C if any of the following shall have occurred or be applicable: (A) such amount is due to Sublandlord under the terms and conditions of this Sublease (including due to any Subtenant default which default continues beyond applicable notice and cure periods), or (B) Subtenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), or (C) an involuntary petition has been filed against Subtenant under the Bankruptcy Code, or (D) the Sublease has been rejected, or is deemed rejected, under Section 365 of the U.S. Bankruptcy Code, following the filing of a voluntary petition by Subtenant under the Bankruptcy Code, or the filing of an involuntary petition against Subtenant under the Bankruptcy Code, or (E) the Bank has notified Sublandlord that the L-C will not be renewed or extended through the L-C Expiration Date and Subtenant fails to provide to Sublandlord a replacement L-C pursuant to the terms and conditions of this Section 5.A no later than thirty (30) days prior to the expiration date thereof, or (F) Subtenant is placed into receivership or conservatorship, or becomes subject to similar proceedings under Federal or State law, or (G) Subtenant executes an assignment for the benefit of creditors, or (H) if (1) any of the Bank’s Moody’s Ratings (or other comparable ratings to the extent the Moody’s Ratings are no longer available) have been reduced below the Bank’s Credit Rating Threshold, or (2) there is otherwise a material adverse change in the financial condition of the Bank, and Subtenant has failed to provide Sublandlord with a replacement L-C conforming in all respects to the requirements of this Section 8(a), in the amount of the applicable L-C Amount, within ten (10) days following Sublandlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Sublease to the contrary) (each of the foregoing being an “L-C Draw Event”). In addition, in the event the Bank is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said L-C shall be deemed to fail to meet the requirements of this Section 8(a), and, within thirty (30) days following Sublandlord’s notice to Subtenant of such receivership or conservatorship (the “L-C FDIC Replacement Notice”), Subtenant shall replace such L-C with a substitute letter of credit from a different issuer (which issuer shall meet or exceed the Bank’s Credit Rating Threshold and shall otherwise be acceptable to Sublandlord in its reasonable discretion) and that complies in all respects with the requirements of this Section 8(a). If Subtenant fails to replace such L-C with such conforming, substitute letter of credit pursuant to the terms and conditions of this Section 8(a), then, Sublandlord may draw on the L-C without notice to Subtenant and hold the proceeds thereof as a security deposit hereunder. In the event of an assignment by Subtenant of its interest in the Sublease, the acceptance of any replacement or substitute letter of credit by Sublandlord from the assignee shall be subject to Sublandlord’s prior written approval, in Sublandlord’s sole and absolute discretion, and the attorneys’ fees incurred by Sublandlord in connection with such determination shall be payable by Subtenant to Sublandlord within ten (10) days of billing. In the event that Sublandlord draws upon the L-C solely due to Subtenant’s failure to renew the L-C at least thirty (30) days before its expiration, Subtenant shall at any time thereafter be entitled to provide Sublandlord with a replacement L-C that satisfies the requirements hereunder, at which time Sublandlord shall return the cash proceeds of the original L-C drawn by Sublandlord.

(b) Subtenant hereby acknowledges and agrees that Sublandlord is entering into this Sublease in material reliance upon the ability of Sublandlord to draw upon the L-C upon the occurrence of any L-C Draw Event. In the event of any L-C Draw Event, Sublandlord may, but without obligation to do so, and without notice to Subtenant (except in connection with an L-C Draw Event under this Section 8(a) above), draw upon the L-C, in part or in whole, to cure any such L-C Draw Event and/or to compensate Sublandlord for any and all damages of any kind or nature sustained or which Sublandlord reasonably estimates that it will sustain resulting from Subtenant’s breach or default of the Sublease or other L-C Draw Event and/or to compensate Sublandlord for any and all damages arising out of, or incurred in connection with, the termination of this Sublease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code. The use, application or retention of the L-C, or any portion thereof, by Sublandlord shall not prevent Sublandlord from exercising any other right or remedy provided by this Sublease or by any applicable law, it being intended that Sublandlord shall not first be required to proceed against the L-C, and such L-C shall not operate as a limitation on any recovery to which Sublandlord may otherwise be entitled. Subtenant agrees and acknowledges that (i) the L-C constitutes a separate and independent contract between Sublandlord and the Bank, (ii) Subtenant is not a third party beneficiary of such contract, (iii) Subtenant has no property interest whatsoever in the L-C or the proceeds thereof, and (iv) in the event Subtenant becomes a debtor under any chapter of the Bankruptcy Code, Subtenant is placed into receivership or conservatorship, and/or there is an event of a receivership, conservatorship or a bankruptcy filing by, or on behalf of, Subtenant, neither Subtenant, any trustee, nor Subtenant’s bankruptcy estate shall have any right to restrict or limit Sublandlord’s claim and/or rights to the L-C and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.

(c) Subtenant covenants and warrants that it will neither assign nor encumber the L-C or any part thereof and that neither Sublandlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the L-C expires (without an evergreen automatic renewal) earlier than the L-C Expiration Date, Sublandlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Sublandlord, as applicable, not later than thirty (30) days prior to the expiration of the L-C), which shall be irrevocable and automatically renewable as above provided through the L-C Expiration Date upon the same terms as the expiring L-C or such other terms as may be acceptable to Sublandlord in its sole discretion. However, if the L-C is not timely renewed and Subtenant fails to timely provide a replacement L-C as set forth above, or if Subtenant fails to maintain the L-C in the amount and in accordance with the terms set forth in this Section 8, Sublandlord shall have the right to present the L-C to the Bank in accordance with the terms of this Section 8, and the proceeds of the L-C may be applied by Sublandlord against any Rent payable by Subtenant under this Sublease that is not paid when due and/or to pay for all losses and damages that Sublandlord has suffered or that Sublandlord reasonably estimates that it will suffer as a result of any breach or default by Subtenant under this Sublease. In the event Sublandlord elects to exercise its rights under the foregoing sentence, (I) any unused proceeds shall constitute the property of Sublandlord (and not Subtenant’s property or, in the event of a receivership, conservatorship, or a bankruptcy filing by, or on behalf of, Subtenant, property of such receivership, conservatorship or Subtenant’s bankruptcy estate) and need not be segregated from Sublandlord’s other assets, and (II) Sublandlord agrees to pay to Subtenant within thirty (30) days after the L-C Expiration Date the amount of any proceeds of the L-C received by Sublandlord and not applied against any Rent payable by Subtenant under this Sublease that was not paid when due or used to pay for any losses and/or damages suffered by Sublandlord (or reasonably estimated by Sublandlord that it will suffer) as a result of any breach or default by Subtenant under this Sublease; provided, however, that if prior to the L-C Expiration Date a voluntary petition is filed by Subtenant, or an involuntary petition is filed against Subtenant by any of Subtenant’s creditors, under the Bankruptcy Code, then Sublandlord shall not be obligated to make such payment in the amount of the unused L-C proceeds until either all preference issues relating to payments under this Sublease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed. Notwithstanding anything to the contrary herein, if Sublandlord at any time successfully draws on the L-C and is holding cash proceeds thereof that have not been applied to Subtenant’s obligations under this Sublease, Subtenant may provide Sublandlord with a replacement L-C that satisfies the obligations under this Section 5.A, and Sublandlord shall refund the cash proceeds within five (5) business days of the date of Sublandlord’s receipt of such replacement L-C.

(d) In the event of a transfer of Sublandlord’s interest in under this Sublease, Sublandlord shall transfer the L-C, in whole or in part, to the transferee and thereupon Sublandlord shall, without any further agreement between the parties, be released by Subtenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole of said L-C to a new Sublandlord. In connection with any such transfer of the L-C by Sublandlord, Subtenant shall, at Subtenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer and, Subtenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith; provided that, Sublandlord shall have the right (in its sole discretion), but not the obligation, to pay such fees on behalf of Subtenant, in which case Subtenant shall reimburse Sublandlord within ten (10) days after Subtenant’s receipt of an invoice from Sublandlord therefor.

(e) Sublandlord and Subtenant (1) acknowledge and agree that in no event or circumstance shall the L-C or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any law applicable to security deposits in the commercial context, including, but not limited to, Section 1950.7 of the California Civil Code, as such Section now exists or as it may be hereafter amended or succeeded (the “Security Deposit Laws”), (2) acknowledge and agree that the L-C (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (3) waive any and all rights, duties and obligations that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws. Subtenant hereby irrevocably waives and relinquishes the provisions of Section 1950.7 of the California Civil Code and any successor statute, and all other provisions of law, now or hereafter in effect, which (x) establish the time frame by which a Sublandlord must refund a security deposit under a Sublease, and/or (y) provide that a Sublandlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a Subtenant or to clean the premises, it being agreed that Sublandlord may, in addition, claim those sums specified in this Section 8 and/or those sums reasonably necessary to (a) compensate Sublandlord for any loss or damage caused by Subtenant’s breach of this Sublease, including any damages Sublandlord suffers following termination of this Sublease, and/or (b) compensate Sublandlord for any and all damages arising out of, or incurred in connection with, the termination of this Sublease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code.

(f) Intentionally deleted.

(g) Provided Subtenant is not then in an Event of Default (herein defined) under this Sublease, Subtenant shall have the right to reduce the Letter of Credit by written notice to Sublandlord (“Reduction Request”) as follows: from and after (i) the twenty-fourth (24th) month of the Term, to Three Hundred Sixteen Thousand Six Hundred Sixty-Seven and No/100 Dollars ($316,667.00) (the “First Reduction”) and (ii) the thirty-sixth (36th) month of the Term, to One Hundred Fifty-Eight Thousand Three Hundred Thirty-Three and No/100 Dollars ($158,333.00) (the “Second Reduction”, together with the First Reduction, the “Reductions”). Such Reductions shall be effectuated by the delivery from Subtenant to Sublandlord simultaneously with its Reduction Request of an amendment to the Letter of Credit reducing the amount thereof or a substitute Letter of Credit in such amount and in strict conformity with the terms of this Section 8(g), in which latter event, the original Letter of Credit will be returned to Subtenant promptly but in no event later than ten (10) business days after Sublandlord’s receipt of the substitute Letter of Credit. Sublandlord shall reasonably cooperate with the Bank’s requirements to effectuate any such reduction.

9. Alterations.

(a) Subtenant shall not make any alteration, improvement, decoration, or installation (hereinafter called “Alterations”) in or to the Subleased Premises, without in each instance obtaining the prior written consent of Sublandlord, which consent shall not be unreasonably withheld, conditioned or delayed, and Prime Landlord, which shall be withheld or granted in accordance with the terms of the Prime Lease; provided, however, Subtenant agrees it shall be reasonable for Sublandlord to withhold consent to an Alteration request if Prime Landlord has not consented to the same and agrees that Subtenant may install cosmetic decorations and artwork in the Subleased Premises without Sublandlord’s prior written consent. All Alterations made by or on behalf of Subtenant (including the installation and construction of the same) must be performed in accordance with the terms of the Prime Lease and comply with all rules and regulations of Prime Landlord and Sublandlord.

(b) Removal of Alterations Made With Consent. Upon the expiration or earlier termination of the Sublease Term, Subtenant shall not be required to (i) remove or restore any improvements or other matters existing in the Subleased Premises prior to the Commencement Date; (ii) remove or restore any improvements or Alterations unless required by Prime Landlord in accordance with the Prime Lease, or (iii) restore the Subleased Premises to any condition existing prior to the Commencement Date.

(c) Removal of Alterations Made Without Consent. If any Alterations are made by or on behalf of Subtenant without Prime Landlord’s and Sublandlord’s consent, then Landlord or Sublandlord may remove the same, and may (but shall not be obligated to) correct, repair and restore the Subleased Premises and any damage arising from such removal, the costs of the foregoing work to be promptly reimbursed by Subtenant. If such Alterations are not removed by Prime Landlord or Sublandlord, then Subtenant shall, upon request of Landlord or Sublandlord, remove said Alterations, repair all damage resulting from such removal and restore the Subleased Premises to the condition as of the Sublease Commencement Date, ordinary wear and tear and damage from casualty excepted.

(d) Failure to Remove Alterations. If Subtenant fails or refuses to remove any Alterations as required by the terms of this Sublease, or fails to correct, repair and restore the Subleased Premises as required by the terms of this Sublease, Prime Landlord or Sublandlord may cause the same to be removed, and repairs and restoration to be made, in which event Subtenant shall reimburse Sublandlord for any and all costs and expenses incurred by Sublandlord (whether directly or as a pass-through) to cause said Alterations to be removed and repairs and restoration made, together with any and all damages which Prime Landlord or Sublandlord may suffer and sustain by reason of Subtenant’s failure or refusal to perform its obligations set forth in this Section. If Prime Landlord or Sublandlord elect to exercise its rights set forth in Section 9(c) above, Sublandlord shall have the same rights and remedies set forth in this Section 9(d).

10. Terms of Prime Lease.

(a) Subtenant acknowledges that it has received and reviewed the Prime Lease, a copy of which is attached hereto and incorporated as Exhibit B. Subtenant’s rights pursuant to this Sublease are subject and subordinate at all times to the Prime Lease and to all the terms, covenants, and agreement of the Prime Lease, except as expressly modified by this Sublease. As between Sublandlord and Subtenant, in the event of a conflict between the terms of this Sublease and the terms of the Prime Lease, the terms of this Sublease shall control. As between the parties hereto, Subtenant hereby assumes all of the obligations of the Sublandlord, as the Tenant, under the Prime Lease, as incorporated herein, including, without limitation, Subtenant’s obligation to obtain and pay for electricity and janitorial services for the Subleased Premises (which costs are not included in Base Rent and shall be paid directly by Subtenant to the provider(s)). Sublandlord shall have all of the rights of Prime Landlord under the Prime Lease, as incorporated herein, as against Subtenant. Notwithstanding anything in this Sublease to the contrary, Subtenant agrees that (i) except as otherwise expressly modified by this Sublease, Sublandlord does not assume and shall not have any obligations or liabilities of Prime Landlord under the Prime Lease, (ii) Sublandlord is not making the representations and warranties of Prime Landlord under the Prime Lease, and (iii) Sublandlord shall not be obligated to furnish for Subtenant any services or utilities of any nature whatsoever, including, without limitation, the furnishing of heat, electrical energy, air conditioning, elevator service, cleaning, window washing, or trash removal services. With respect to work, services, maintenance, repairs and restoration or the performance of other obligations required of Prime Landlord under the Prime Lease, notwithstanding anything herein to the contrary, Sublandlord’s sole obligation with respect thereto shall be to request Prime Landlord to perform the same following its receipt of Subtenant’s written request, and Sublandlord agrees to use reasonable efforts to cause the Prime Landlord to perform the same (it is agreed that Sublandlord’s reasonable efforts shall not include the expending of any money (unless Subtenant expressly agrees to reimburse Sublandlord for such sums) or the filing or prosecution of any claim, suit or other proceeding). Subtenant shall not under any circumstances seek or require Sublandlord to perform or cause the performance of any work, services, repairs, restoration or the performance of any other obligation required of Prime Landlord under the Prime Lease, and Subtenant shall not make any claim against Sublandlord for any damage which may arise, by reason of (i) the failure of Prime Landlord to observe or perform any covenant or agreement to be observed or performed by Prime Landlord under the Prime Lease, or (ii) any act or omission of Prime Landlord or any of its agents, contractors, servants, employees, invitees or licensees. Subtenant acknowledges and agrees that Subtenant shall be responsible to obtain, maintain and pay for the insurance types and coverages as specified in the Prime Lease to be obtained and maintained by Sublandlord attributable to the Subleased Premises, as Tenant, in amounts not less than those specified in the Prime Lease, subject to any modifications of such requirements as may be set forth in the Prime Landlord’s Consent. In addition to the requirements under the Prime Lease, all policies of liability insurances obtained by Subtenant shall name Prime Landlord, Sublandlord, and any other entities and individuals reasonably requested by Prime Landlord or Sublandlord as additional insureds. Subtenant’s insurance shall be primary over Prime Landlord’s and Sublandlord’s insurance. Within five (5) days after Sublandlord’s request (but in no event less than annually after Sublandlord’s request), Subtenant will deliver to Sublandlord certificates reflecting that Subtenant has obtained and is maintaining the required insurance coverages in the appropriate amounts. Subtenant agrees that Sublandlord is not required to obtain or maintain any of the insurance Prime Landlord is required to carry and maintain under the Prime Lease, if any.

(b) In furtherance thereof, for purposes of this Sublease, references to the “Premises” in the Prime Lease shall be construed to mean the “Subleased Premises” hereunder; references to “Landlord” or “Owner” in the Prime Lease shall be construed to mean “Sublandlord”; references to “Tenant” in the Prime Lease shall be construed to mean “Subtenant”; references to “Lease” shall be construed to mean this “Sublease”, references to “Term” shall be deemed a reference to the Term of this Sublease and references to “Monthly Rental” in the Prime Lease shall be construed to mean “Base Rent” hereunder. The provisions of the Prime Lease are specifically incorporated herein by reference; provided, however, notwithstanding anything contained herein to the contrary, (a) the following are excluded from the Sublease and are not incorporated by reference: (i) the preamble and recitals, the last sentence of Section 1.1, Sections 1.3, 2.1, 2.2, 3.1, Article 4 (excluding Section 4.6), Sections 5.1, 6.1 (the second sentence only), 6.2, 7.5, 8.1 (except the first and second sentences, ), 10.1 (the entire last sentence and any restriction on the disposition of equity interests in the first sentence only), 13.1(b), Article 18 (only the addresses of the parties), Sections 20.3, 20.10, 20.12, Section 20.15 (the last sentence only), 20.19 (subsection (d) only), 20.21 (the first sentence only), and Exhibits E and I of the Original Lease; (ii) the First Amendment, the Second Amendment; the Third Amendment, the Fourth Amendment and the Fifth Amendment; provided, however, that the exclusion of such Amendments from this incorporation by reference does not alter their effect on the Prime Lease, and, for purposes of clarification, the Prime Lease incorporated herein means the Prime Lease as amended by such Amendments; (iii) any and all rights to expand, contract or extend the demised premises or the Term (whether by renewal option, expansion option, contraction option, right of first offer, right of first refusal, right of first negotiation, or otherwise); (iv) any and all buildout or improvement allowances; and (v) any and all rights that are personal to Sublandlord (as tenant) or that specifically specifies that they may only be exercised by Sublandlord or any affiliate or subsidiary thereof, and (b) references in the following provisions to “Landlord” shall mean “Prime Landlord” only: Sections 1.1, 6.1, 6.3, 7.5, 8.1, 9.3(b), 9.4, 10.2 (the last sentence only), 11.2, Article 12, Sections 15.1, 17 (the second paragraph only), 20.11 and Article 22. Subject to Section 26 hereof, Subtenant shall not receive any abatement of Base Rent or Additional Rent unless and to the extent Sublandlord actually receives an abatement of the same for the Subleased Premises in connection with damage, casualty, condemnation or interruption of services in accordance with the terms of the Prime Lease; provided, that, if Rent abates under the Prime Lease as to the Subleased Premises, Rent shall correspondingly abate under this Sublease.

(c) The Sublandlord may enforce directly against Subtenant any of the rights and remedies granted to Prime Landlord pursuant to the Prime Lease. Nothing in this Sublease shall be construed or interpreted to grant any greater rights than the Sublandlord has received as Tenant from Prime Landlord pursuant to the Prime Lease.

(d) Sublandlord shall fully perform all of its obligations under the Prime Lease to the extent Subtenant has not expressly agreed to perform such obligations under this Sublease and shall not take any actions that would unreasonably interfere with Subtenant’s use of the Subleased Premises. Sublandlord shall not terminate or take any actions giving rise to a termination right under the Prime Lease, amend or waive any provisions under the Prime Lease or make any elections, exercise any right or remedy or give any consent or approval under the Prime Lease that could materially and adversely affect Subtenant’s use or occupancy of the Subleased Premises without, in each instance, Subtenant’s prior written consent. Following a casualty, if this Sublease is not terminated, Sublandlord shall restore any improvements it installed in the Subleased Premises to the extent such restoration is not the responsibility of Prime Landlord under the Prime Lease.

11. Defaults and Remedies.

(a) As used in this Sublease, the term “Event of Default” shall mean the occurrence of any of the following: (i) with respect to any obligation of Subtenant relating to the payment of monies, Subtenant fails to timely deliver such monies and such failure continues for a period of three (3) business days following written notice from Sublandlord or Prime Landlord, as the case may be; (ii) with respect to all other obligations of Subtenant under this Sublease or the Prime Lease, Subtenant fails to satisfy such obligation within the notice and cure periods set forth in Section 13.1(i) of the Prime Lease, as incorporate herein; provided, that the time periods in such Section 13.1(i) shall be reduced by seven (7) days for purposes of this Sublease; or (iii) an “Event of Default” under as defined in Section 13.1 of the Prime Lease, as incorporated herein. Notwithstanding the foregoing, if a default shall occur under the Prime Lease following a cure period less than or equal to the cure period set forth in the immediately preceding sentence, then Subtenant shall be in an Event of Default under this Sublease if Subtenant fails to satisfy the applicable obligation following a cure period that is one (1) day less than the cure period provided for in the Prime Lease.

(b) Upon or following the occurrence of an Event of Default, in addition to the rights of the Prime Landlord pursuant to the Prime Lease, Sublandlord shall have the same rights and remedies provided to Prime Landlord in the Prime Lease, as incorporated herein.

Upon the occurrence of an Event of Default by Subtenant under this Sublease which Subtenant does not commence to cure within three (3) days (except in the case of a bona fide emergency for which no cure period shall be required), Sublandlord may, but shall not be obligated to, cure such default on Subtenant’s behalf. Such cure shall not waive or release any obligation of Subtenant hereunder and shall not waive any rights or remedies at law or otherwise. All sums so paid or incurred by Sublandlord shall be payable to Sublandlord as Additional Rent.

12. Subordination. This Sublease is subject and subordinate to the Prime Lease, to all ground and underlying leases, and to all mortgages and deeds of trust which may now or hereafter affect such leases, the leasehold estate or estates thereby created or the real property of which the Subleased Premises form a part, and to any and all renewals, modifications, consolidations, replacements and extensions thereof. The provisions of this Paragraph shall be self-operative and shall require no further consent or agreement by Subtenant. Subtenant agrees, however, to execute within ten (10) days of delivery any consent or agreement reasonably requested by Sublandlord or Prime Landlord or any such lessor or mortgagee in connection with this Section.

13. Parking. At all times during the term of the Sublease, at no additional cost to Subtenant, Subtenant shall have the right to use one hundred twenty-seven (127) parking spaces, which shall be located in the surface parking areas immediately adjacent to the 12790 Building, and twenty-two (22) of which shall be in the 12790 Building’s subterranean parking structure. Subject to Prime Landlord’s consent (if required), Subtenant shall have the right to identify six (6) parking spaces in the subterranean parking structure as reserved for Subtenant’s exclusive use. Subtenant’s parking rights set forth herein shall at all times be subject to and in accordance with the terms of the Prime Lease. Subtenant agrees to keep, observe and comply with all rules and regulations established by Prime Landlord, and will require its employees, agents, contractors and guests to comply therewith. In the event Subtenant expands its Subleased Premises in the 12790 Building, Subtenant’s allocation of parking spaces shall increase accordingly, which shall be further defined in an amendment expanding the Subleased Premises.

14. Assignment and Subletting.

(a) Subtenant agrees not to assign, mortgage, pledge or otherwise encumber this Sublease (including, without limitation, any assignment or other transfer by operation of law), nor to sublet the Subleased Premises or any part thereof, or suffer or permit the Subleased Premises or any part thereof to be used or occupied by others, by operation of law or otherwise (collectively, a “Transfer”), without in each instance obtaining the prior written consent of Prime Landlord and Sublandlord, which consent of Prime Landlord shall be in accordance with the terms of the Prime Lease and which consent of Sublandlord shall not be unreasonably withheld, conditioned or delayed provided Prime Landlord has consented to the proposed Transfer. Transfers shall be subject to the terms and conditions of the Prime Lease. Sublandlord and Subtenant shall share 50/50 any rents paid to Subtenant under a sublease (excluding to a Permitted Transferee) in excess of the Rent payable by Subtenant hereunder after deducting reasonable transaction costs, which shall include, but not be limited to, Subtenant’s unamortized leasehold improvements, commissions, free rent, tenant improvement allowance, demising costs, marketing costs, and reasonable legal fees; provided, however, that any amounts payable to Prime Landlord under the Prime Lease with respect to any Subtenant Transfer shall be paid by Sublandlord out of Sublandlord’s share of such profits. Notwithstanding the foregoing, subject to Prime Landlord’s consent if required under the Prime Lease and subject to the provisions of the Prime Lease, without Sublandlord’s prior written consent, Subtenant shall be permitted to Transfer this Sublease Permitted Assignee as such term is defined in the Prime Lease (“a Permitted Transferee”), provided such Permitted Transferee has a tangible net worth equal to or greater than the tangible net worth of Subtenant as of the date immediately prior to the Transfer, and such Transfer to a Permitted Transferee is otherwise in accordance with the terms and provisions of Article 10 of the Prime Lease. Neither the sale nor transfer of Subtenant’s capital stock or other equity interests shall be deemed an assignment, subletting or other transfer of this Sublease or the Subleased Premises.

(b) In the event Sublandlord consents to an assignment or sub-sublease, the following shall apply: (i) Subtenant shall remain fully liable for the performance of all of Subtenant’s obligations hereunder jointly and severally with any assignee or sub-subtenant; and (ii) Subtenant shall pay to Sublandlord all third party consultants’, attorneys’ or other out-of-pocket fees and expenses incurred by Prime Landlord in connection with Prime Landlord’s review of any proposed assignment or sub-sublease.

15. Quiet Enjoyment. So long as the Prime Lease has not been terminated, Sublandlord covenants and agrees with Subtenant that, upon Subtenant paying the rent reserved in this Sublease and observing and performing all the terms, covenants and conditions of this Sublease on Subtenant’s part to be observed and performed, Subtenant may peaceably and quietly enjoy the Subleased Premises during the Term of this Sublease, in accordance with the terms, covenants and conditions of this Sublease. Sublandlord shall provide Subtenant with copies of any written notices received from the Prime Landlord with respect to the Subleased Premises and copies of any notices of default sent to the Prime Landlord affecting the Subleased Premises.

16. Indemnification. Subtenant shall indemnify Sublandlord as set forth in Section 11.5(a) of the Prime Lease as incorporated herein. Subtenant covenants and agrees that Subtenant will not do anything that would constitute a default under the Prime Lease or omit to do anything that Subtenant is obligated to do under the terms of this Sublease and which would constitute a default under the Prime Lease. Notwithstanding anything to the contrary herein, Sublandlord shall not be released or indemnified from, and shall indemnify, defend, protect and hold harmless Subtenant from, all damages, liabilities, losses, claims, attorneys’ fees, costs and expenses arising from the negligence or willful misconduct of Sublandlord or its agents, contractors, licensees or invitees or a default of Sublandlord’s obligations or representations under this Sublease or the Prime Lease.

17. Notices. Any notice, demand or other communication which must or may be given or made by either party hereto shall be in writing and shall be in accordance with the provisions of the Prime Lease, addressed as set forth in the Basic Sublease Provisions. Either party may, by notice to the other given as aforesaid, designate a new or additional address to which any such notice, demand or other communication thereafter shall be given, made or mailed. Any notice, demand or communication given hereunder shall be deemed delivered when actually received.

18. Surrender; Holdover.

(a) Surrender. Upon the Expiration Date or termination of this Sublease, Subtenant shall quit and surrender to Sublandlord the Subleased Premises, broom clean and in as good order and condition as they were on the Effective Date hereof, except for ordinary wear and tear, and in accordance with the terms of the Prime Lease, including without limitation, Sections 20.15, 20.17, and 20.19. Subtenant shall not be required to remove any Alterations existing in the Subleased Premises on or prior to the Commencement Date, and, only Prime Landlord shall have the right to require Subtenant to remove Alterations installed by Subtenant after the Commencement Date. Without limiting the foregoing, Subtenant shall remove from the Subleased Premises all of its personal property, the furniture, furnishings, and equipment including the FF&E, and any Alterations constructed during the Term of this Sublease, except for those approved in writing to remain after the Expiration Date by the Sublandlord and/or the Prime Landlord pursuant to Section 9 of this Sublease, and shall repair all damage resulting from such removal or its use of the Subleased Premises, except for normal wear and tear. If Subtenant fails to remove any of Subtenant’s personal property or perform any related required repairs or restoration prior to the expiration or earlier termination of this Sublease, then Sublandlord, at Subtenant’s sole cost and expense, may remove, store, sell and/or dispose of Subtenant’s personal property and perform such required repairs and restoration work. Subtenant shall reimburse Sublandlord for any and all costs and expenses incurred by Sublandlord (whether directly or as a pass-through) to cause such property to be removed and repairs and restorations made, together with any and all damages which Sublandlord may suffer and sustain by reason of Subtenant’s failure to perform its obligations set forth in this Section, plus a ten percent (10%) administration fee. Subtenant’s obligations to perform and observe this covenant shall survive the expiration or earlier termination of this Sublease. If the last day of this Sublease shall fall on a Saturday, Sunday or legal holiday, this Sublease shall expire on the last business day preceding such last day.

(b) Holdover. Notwithstanding anything herein to the contrary, on or prior to the Expiration Date, Subtenant shall surrender the Subleased Premises to Sublandlord in accordance with the terms of this Sublease and the Prime Lease (as may be incorporated herein by reference). If Subtenant fails to vacate and surrender the Subleased Premises in the required condition or otherwise holds over after the Expiration Date of this Sublease without the express written consent of Sublandlord, Subtenant shall become a tenant of sufferance only, and shall be required to pay to Sublandlord the amount set forth in Section 20.17 of the Prime Lease as it applies to the Subleased Premises. No holding-over by Subtenant, nor the payment to Sublandlord of the amounts specified above, shall operate to extend the Term hereof. Nothing herein contained shall be deemed to permit Subtenant to retain possession of the Subleased Premises after the Expiration Date or sooner termination of this Sublease, and no acceptance by Sublandlord of payments from Subtenant after the Expiration Date or sooner termination of this Sublease shall be deemed to be other than on account of the amount to be paid by Subtenant in accordance with the provisions of this Section 18.

19. Broker Sublandlord and Subtenant each represent and warrant that, other than Jones Lang LaSalle (“Sublandlord’s Broker”) and Hughes Marino (“Subtenant’s Broker”, together with Sublandlord’s Broker, the “Brokers”), it has not dealt with any brokers or consultants in connection with this transaction, and that, other than Brokers, no real estate broker, salesperson or finder has the right to claim a real estate brokerage, salesperson commission or finder’s fee by reason of contact between the parties brought about by such broker, salesperson or finder. Sublandlord agrees to pay to Brokers any commissions or fees due to Brokers pursuant to separate written agreement(s). Each party shall hold and save the other and Prime Landlord harmless of and from any and all loss, costs, damage, injury or expense arising out of or in any way related to claims for real estate brokers, sales persons or finder’s commissions or fees based upon allegations made by the claimant that it is entitled to such a fee from the indemnified party arising out of contact with the indemnified party or alleged introductions of the indemnifying party to the indemnified party.

20. Signage. Subject to Prime Landlord’s consent and the terms of Section 7.2 of the Prime Lease, Subtenant shall have the right at Subtenant’s sole cost and expense to (i) interior directory signage, including one (1) Project-standard line in the 12790 Building’s lobby directory and Project-standard interior suite entry signage. Subtenant shall keep insured and maintain all such signage in accordance with the terms of the Prime Lease. If required by Prime Landlord or Sublandlord, Subtenant shall remove its signage at the expiration or earlier termination of this Sublease. In addition, following the date that Sublandlord has vacated the One Paseo Plaza campus, Sublandlord agrees, at its own cost and expense, to promptly remove its interior and exterior signage from the 12790 Building, remove street sign identifying Sublandlord at the entrance to the campus and cause such street name to be replaced with a name designated by Prime Landlord.

21. Waiver of Jury Trial/Attorneys’ Fees. Sublandlord and Subtenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either party against the other on any matters in any way arising out of or connected with this Sublease, the relationship of Sublandlord and Subtenant, Subtenant’s use or occupancy of the Subleased Premises, or the enforcement of any remedy under any statute, emergency or otherwise. In the event that any legal proceeding is commenced related to this Sublease, the prevailing party in such proceeding shall be entitled to recover its reasonable attorneys’ fees, costs and expenses of litigation from the non-prevailing party.

22. Limitations on Sublandlord’s Liability. Subtenant agrees that notwithstanding any provisions to the contrary contained in the Prime Lease or this Sublease, as the same may be amended from time to time, no present or future shareholder, beneficial owner, officer, director, trustee, agent, servant or employee of Sublandlord shall have any personal liability to Subtenant for the obligations arising out of, in connection with or under this Sublease, the relationship of Subtenant and Sublandlord, or Subtenant’s use of the Subleased Premises. Sublandlord shall be solely liable for its obligations under this Sublease, to the extent of the assets of the applicable party. It is understood and agreed that the assets of shareholders or beneficial owners of Sublandlord, as distinguished from any shareholder’s or beneficial owner’s interest in undistributed assets of the applicable party, may not be seized or attached by Subtenant for the satisfaction of the other party’s obligations under this Sublease.

23. Representations.

(a) Subtenant represents, warrants and covenants as follows: (a) Subtenant has the authority and legal ability to enter into and perform this Sublease and its obligations hereunder, (b) all actions required in connection with the authorization, execution, delivery and performance of this Sublease by Subtenant have been duly taken and, when executed and delivered by Subtenant, this Sublease shall be and constitute a valid, legal and binding obligation of Subtenant; and (c) Subtenant shall provide Sublandlord with copies of any written notices received from the Prime Landlord.

(b) As an inducement to Subtenant to enter into this Sublease, Sublandlord represents and warrants that (a) the Prime Lease is in full force and effect, and there exists under the Prime Lease no default by Sublandlord or, to Sublandlord’s actual knowledge, Prime Landlord, nor has there occurred any event which, with the giving of notice or passage of time or both, could constitute such a default by Sublandlord or, to Sublandlord’s actual knowledge, Prime Landlord and (b) the copy of the Prime Lease attached hereto as Exhibit B is a true, correct and complete copy of the Prime Lease. To the actual knowledge of Sublandlord, no Hazardous Materials are present in or about the Subleased Premises in violation of laws and no action, proceeding, or claim is pending or threatened concerning any Hazardous Materials or pursuant to any laws. Sublandlord shall indemnify, defend, protect and hold Subtenant, its agents, officers, directors and shareholders, harmless from and against all claims, actions, losses, costs, damages, liabilities (including, without limitation, sums paid in settlement of claims), and expenses (including, without limitation, reasonable attorneys’, fees), arising out of or based upon the presence of any Hazardous Materials on, under, or in the Subleased Premises caused by Sublandlord or anyone acting on behalf of Sublandlord, except to the extent the same results from Subtenant’s release or emission of Hazardous Materials in or about the Subleased Premises in violation of laws.

24. Omitted.

25. Approvals. Except as otherwise expressly set forth herein, whenever this Sublease requires an approval, consent, designation, determination, selection or judgment by either Sublandlord or Subtenant, such approval, consent, designation, determination, selection or judgment and any conditions imposed thereby shall be reasonable and shall not be unreasonably withheld or delayed and, in exercising any right or remedy hereunder, each party shall at all times act reasonably and in good faith.

26. Repair and Maintenance. Subtenant shall keep the Subleased Premises in neat and clean condition and shall perform all janitorial, trash removal and pest control obligations of the “Tenant” under the Prime Lease with respect to the Subleased Premises, including maintaining janitorial and pest control service agreements with respect to the Subleased Premises reasonably acceptable to Sublandlord (which contracts must at least include semi-annual floor waxing and annual carpet cleaning). Upon request, Subtenant shall provide Sublandlord with current copies of such service and cleaning contracts throughout the Sublease Term. Additionally, Subtenant shall be responsible for (i) any damage actually caused by Subtenant (subject to Section 11.6 and Article 12 of the Prime Lease, as incorporated into this Sublease), (ii) the maintenance and repair of any building systems exclusively serving the Subleased Premises that are installed by Subtenant and (iii) the operation, maintenance and repair of all electrical, lighting and plumbing fixtures in the Subleased Premises, the interior surfaces of all interior walls of the Subleased Premises and all floor coverings in the Subleased Premises. Subtenant shall maintain maintenance and repair logs with respect to all aspects of the Subleased Premises for which Subtenant is conducting maintenance or repair, and make the logs available to Sublandlord for its review.

27. Access. Subtenant shall have access to the Subleased Premises seven (7) days per week, twenty-four (24) hours per day, and three hundred sixty-five (365) days per year, subject to the Prime Lease. Standard HVAC hours for the 12790 Building shall be 8:00 a.m. to 6:00 p.m. Monday through Friday, and 9:00 a.m. to 1:00 p.m on Saturday, excluding the day of observation of New Year’s Day, Presidents Day, Memorial Day, Independence Day, Thanksgiving Day, Christmas Day, and, at Sublandlord’s discretion, any other locally or nationally recognized holiday that is observed by other comparable buildings located in the vicinity of the 12790 Building. Notwithstanding the foregoing, in the event Subtenant desires additional HVAC service beyond the standard HVAC hours listed above, Subtenant shall deliver written notice to Sublandlord on or before 3:00 PM on the previous business day requesting such service, and Subtenant shall pay as Additional Rent a charge for such additional service in the amount of Seventy-Five Dollars ($75.00) per hour.

28. General Provisions.

(a) Benefit and Burden. The covenants, conditions, agreements, terms and provisions herein contained shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective personal representatives, successors, heirs, executors, administrators and assigns.

(b) Governing Law. It is the intention of the parties hereto that this Sublease (and the terms and provisions hereof) shall be construed and enforced in accordance with the laws of the State of California.

(c) Entire Agreement. This Sublease contains all of the covenants, agreements, terms, provisions, conditions, warranties and understandings relating to the leasing of the Subleased Premises and Sublandlord’s obligations in connection therewith, and neither Sublandlord nor any agent or representative of Sublandlord has made or is making, and Subtenant in executing and delivering this Sublease is not relying upon, any warranties, representations, promises or statements whatsoever, except to the extent expressly set forth in this Sublease. All understandings and agreements, if any, heretofore had between the parties are merged to this Sublease, which alone fully and completely expresses the agreement of the parties. The failure of Sublandlord to insist in any instance upon the strict keeping, observance or performance of any covenant, agreement, term, provision or condition of this Sublease or to exercise any election herein contained shall not be construed as a waiver or relinquishment for the future of such covenant, agreement, term, provision, condition or election, but the same shall continue and remain in full force and effect. No waiver or modification of any covenant, agreement, term, provision or condition of this Sublease shall be deemed to have been made unless expressed in writing and signed by Prime Landlord and Sublandlord. No surrender of possession of the Subleased Premises or of any part thereof or of any remainder of the term of this Sublease shall release Subtenant from any of its obligations hereunder unless accepted by Sublandlord in writing. The receipt and retention by Sublandlord of monthly Base Rent or additional rent from anyone other than Subtenant shall not be deemed a waiver of the breach by Subtenant of any covenant, agreement, term or provision of this Sublease, or as the acceptance of such other person as a tenant, or as a release of Subtenant of the covenants, agreements, terms, provisions and conditions herein contained. The receipt and retention by Sublandlord of monthly Base Rent or additional rent with knowledge of the breach of any covenant, agreement, term, provision or condition herein contained shall not be deemed a waiver of such breach.

(d) Conflicts Between this Sublease and the Prime Lease. With respect to the relationship between the Sublandlord and the Subtenant, the terms and conditions of this Sublease shall take precedence with respect to any conflict between the terms and conditions contained herein and the terms and conditions of the Prime Lease. Nothing herein shall be construed in any way to affect the rights and obligations of the Sublandlord and the Prime Landlord under the Prime Lease.

(e) Captions. The captions throughout this Sublease are for convenience of reference only and the words contained therein shall in no way be held or deemed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision of or the scope or intent of this Sublease, nor in any way effect this Sublease.

(f) Singular and Plural. Wherever appropriate herein, the singular includes the plural and the plural includes the singular.

(g) Counterparts. This Sublease may be executed in several original or PDF counterparts which shall be treated as originals for all purposes, and all so executed shall constitute one agreement, valid and binding on the Parties. To facilitate execution of this Sublease, the parties may execute and exchange, by electronic mail PDF, counterparts of the signature pages. Signature pages may be detached from the counterparts and attached to a single copy of this Sublease to physically form one document. In addition, the parties hereto consent and agree that this Sublease may be signed using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature.

(h) No Recordation. Neither this Sublease nor any short-form memorandum or version hereof shall be recorded by either party.

(i) Time is of the Essence. The parties agree that time is of the essence with respect to the performance of each of the covenants and agreements contained in this Sublease.

(j) Defined Terms; Recitals. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Prime Lease. The recitals set forth above are incorporated as if set forth fully herein.

(k) OFAC. Subtenant represents and warrants to Sublandlord that Subtenant is not a party with whom Sublandlord or Prime Landlord is prohibited from doing business pursuant to the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury, including those parties named on OFAC’s Specially Designated Nationals and Blocked Persons List. Subtenant is currently in compliance with, and shall at all times during the Term remain in compliance with, the regulations of OFAC and any other governmental requirement relating thereto. In the event of any violation of this Section, Sublandlord shall be entitled to immediately terminate this Sublease and take such other actions as are permitted or required to be taken under law or in equity. SUBTENANT SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS SUBLANDLORD FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, RISKS, LIABILITIES, AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COSTS) INCURRED BY SUBLANDLORD ARISING FROM OR RELATED TO ANY BREACH OF THE FOREGOING CERTIFICATIONS. These indemnity obligations shall survive the expiration or earlier termination of this Sublease.

(l) Approval of Parties. The submission of this Sublease as executed by the Subtenant shall constitute an irrevocable offer by the Subtenant, for a period of sixty (60) days after execution of this Sublease by the Sublandlord, to enter into and consummate this Sublease, and for the Subtenant to lease the Subleased Premises upon the terms and conditions hereof, subject to the written approval of the Prime Landlord. Such offer by the Subtenant shall not be subject to withdrawal, rescission or termination in any manner or respect for such sixty (60) day period. If Prime Landlord’s consent is not obtained within such sixty (60)-day period, Sublandlord and Subtenant shall each have the right to terminate this Sublease upon written notice to the other party and this Sublease shall be of no further force or effect, and Sublandlord shall promptly return any amounts already paid by Subtenant hereunder.

(m) CASp. Pursuant to Section 1938 of the California Civil Code, Sublandlord hereby advises Subtenant that (i) the Sublease Premises, as delivered to Subtenant, have not undergone an inspection by a Certified Access Specialist (“CASp”), and (ii) to Sublandlord’s actual knowledge, the 12790 Building has not undergone an inspection by a CASp. Sublandlord makes no representations or warranties with respect to the Sublease Premises or 12790 Building complying with any applicable federal, state and local standards, codes, rules and regulations governing physical access for persons with disabilities at places of public accommodation, including, but not limited to, the ADA, California 12790 Building Standards Code, or California Health and Safety Code. The following disclosure is made pursuant to § 1938 of the California Civil Code, which provides: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Sublease Premises.” Notwithstanding the foregoing, if Subtenant elects to cause a CASp inspection, then the same will be performed at Subtenant’s sole cost and expense, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Sublease Premises identified in such CASp report will be at Subtenant’s cost and expense

[Remainder of page intentionally left blank; signature page(s) follow]

IN WITNESS WHEREOF, Sublandlord and Subtenant have each executed this Sublease on the day and year first hereinabove written.

SUBLANDLORD:

NEUROCRINE BIOSCIENCES, INC.

By:	/s/ Matthew C. Abernethy
Name:	Matthew C. Abernethy
Title:	Chief Financial Officer

SUBTENANT:

VENTYX BIOSCIENCES, INC.

By:	/s/ Christopher W. Krueger
Name:	Christopher W. Krueger
Title:	Chief Business Officer

EXHIBIT A

OUTLINE OF THE SUBLEASED PREMISES

EXHIBIT B

PRIME LEASE

EXHIBIT C

COMMON AREAS

EXHIBIT D

FF&E

EXHIBIT E

BILL OF SALE

EXHIBIT F

ROFR Space, Expansion Space

EXHIBIT G

Declaration

EXHIBIT H

Form of Letter of Credit